Exhibit 99.2

2320 Scientific Park Drive Wilmington, NC 28405	News Release
Nasdaq: AAII

Contacts: Media:	Investors:
Andrea L. Johnston Vice President, Corporate Communications 910-254-7340	James B. Sloan, Jr. Senior Vice President, Corporate Finance 910-254-7690

FOR IMMEDIATE RELEASE

aaiPharma Inc. Reports Record 2003 Third Quarter Financial Results

Highlights:

•	Revenue increase of 16% over the 2002 quarter to $71.0 Million

•	Earnings rise to $0.31 per diluted share, an increase of 24% over the 2002 third quarter

•	Launched Darvocet A500™, the Company’s first significant line extension

Wilmington N.C., October 22, 2003 - aaiPharma Inc. (NASDAQ: AAII), a science-based pharmaceutical company, today announced financial results for the third quarter and nine month period ended September 30, 2003.

Total revenues for the third quarter ended September 30, 2003 increased 16% to $71.0 million as compared to $61.2 million recorded in the comparable 2002 period. Net income for the 2003 third quarter rose 26% to $8.9 million, or $0.31 per diluted share, versus $7.1 million, or $0.25 per diluted share, for the 2002 third quarter. For the first nine months of 2003, total revenues increased 22% over the year-ago period to $205.8 million compared with total revenues of $168.3 million in the first nine months of 2002. Net income for the 2003 nine-month period was $24.1 million, or $0.84 per diluted share, more than double net income for the 2002 nine-month period of $10.0 million, or $0.35 per diluted share.

The Company reported cash and cash equivalents of $11.1 million at September 30, 2003 as compared to $8.1 million at June 30, 2003, after the repayment of an additional $12.5 million of debt during the third quarter of 2003. For the nine months ended September 30, 2003, the Company has repaid a total of $29.5 million of debt. In the third quarter, net cash provided by operating activities was $19.6 million and capital expenditures were $3.4 million.

Earlier today, aaiPharma announced an agreement to acquire a portfolio of pain products from Elan Corporation, plc. Upon expected completion of this transaction in the fourth quarter of 2003, Roxicodone®, Oramorph® SR, and Roxanol™, will mark aaiPharma’s first entry into the moderate to severe category of pain management products. These Schedule II products, plus the unscheduled injectable pain treatment Duraclon®, complement the Company’s strategy to focus its efforts more specifically in the pain management category and offer a broad array of prescription products for the treatment of pain as identified in the World Health Organization’s Pain Ladder.

“We are pleased with our third quarter financial results reflecting another period of strong and consistent year-over-year growth,” commented Dr. Philip S. Tabbiner, President and CEO of aaiPharma. “The recent approval and national launch of Darvocet A500™ is a significant milestone for our business. Darvocet A500™ marks the first major pharmaceutical launch undertaken by aaiPharma, and we are very pleased with the initial feedback we are receiving from physicians about the need for this lower acetaminophen alternative to the current Darvocet™ offering. Darvocet A500™, coupled with our planned acquisition of the pain portfolio from Elan, underscores our strategy to focus our efforts on the pain management category and will provide us with a complementary portfolio of products that we can leverage with our growing sales and marketing organization.”

Outlook:

Based on current trends, the Company continues to expect diluted earnings per share for 2003 to be between $1.11 and $1.17, and the net revenue range to be between $280 million and $290 million.

In conjunction with this release, aaiPharma management will conduct a conference call to discuss the financial results for the third quarter and first nine months of 2003 at 8:00 a.m. Eastern Time on Thursday, October 23, 2003. A simultaneous web cast of the conference call will be available for all interested parties on the Company’s web site at www.aaipharma.com. A replay of the web cast will be available on this website beginning October 23, 2003 at 1:00 p.m. until November 7, 2003 at 5:00 p.m. Eastern Time.

About aaiPharma

aaiPharma Inc. is a science-based specialty pharmaceutical company with more than 23 years of drug development experience. Focusing on targeted therapeutic areas, the Company markets a growing portfolio of established branded products and applies innovative technologies to increase the commercial potential of these products. At the same time, aaiPharma’s research and development organization is developing a pipeline of products to position the Company for near-term and long-term growth in its targeted therapeutic areas. In addition to developing and marketing its own line of proprietary pharmaceutical products, aaiPharma continues to be a leader in providing contract pharmaceutical development services through its AAI Development Services division. For more information on the Company, please visit us on the web at www.aaipharma.com.

Forward-Looking Statements

Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements by Dr. Tabbiner and those pertaining to the Company’s plans and expectations as to earnings and revenues outlooks for the Company and its businesses, the Darvon®/Darvocet™ brand family, including Darvocet A500™, and the Elan pain products to be acquired by aaiPharma; the commercial and medical value of Darvocet A500™ and the acquired Elan pain management products; and the development, commercialization, commercial potential and growth of products and line extensions in the Company’s pipeline and its product portfolio. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company’s ability to timely and successfully find, acquire, finance, develop, improve, enhance, obtain timely regulatory approval for, maximize the value of, extend product life cycles of, conduct successful research on, renew marketing of, and sell, on a commercially profitable basis, pharmaceutical products (including Darvocet A500™ and the Elan products under acquisition contract); the effect of possible future acquisitions, dispositions and other strategic transactions involving the Company; and the commercial success of the Company’s contemplated products and services. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K filed on March 28, 2003, including its Exhibit 99.1 and other exhibits; its Forms 10-Q filed on May 15, 2003 and August 14, 2003 (including its Exhibit 99.1); its Form 8-Ks; and its other periodic filings.

Darvocet A500™ and Darvocet™ are trademarks, and Darvon® and Darvocet-N® are registered trademarks, of aaiPharma Inc.

Roxanol™ is a trademark, and Roxicodone®, Oramorph® SR and Duraclon® are registered trademarks, of Elan Pharma International Limited.

aaiPharma Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Product sales	$45,643	$35,925	$131,403	$90,775
Product development (royalties & fees)	3,524	5,663	11,231	14,267
Development services	21,845	19,621	63,159	63,234

Total revenues	71,012	61,209	205,793	168,276

Operating costs and expenses:
Direct costs (excluding depreciation):
Product sales	10,333	8,155	32,410	24,295
Development services	12,304	11,620	36,685	37,921

Total direct costs	22,637	19,775	69,095	62,216
Selling, general and administrative expenses	18,866	16,389	56,119	45,292
Research and development	5,367	5,511	15,441	15,375
Depreciation and amortization	2,676	2,493	8,038	6,965
Royalty expense	2,362	—	3,437	—

	51,908	44,168	152,130	129,848

Income from operations	19,104	17,041	53,663	38,428

Other income (expense):
Interest, net	(5,140)	(5,506)	(15,621)	(13,882)
Loss from extinguishment of debt	—	—	—	(8,053)
Other, net	(122)	(77)	21	126

	(5,262)	(5,583)	(15,600)	(21,809)

Income before income taxes	13,842	11,458	38,063	16,619
Provision for income taxes	4,914	4,354	13,991	6,661

Net income	$8,928	$7,104	$24,072	$9,958

Basic earnings per share	$0.32	$0.26	$0.87	$0.36

Weighted average shares outstanding	27,810	27,417	27,664	27,297

Diluted earnings per share	$0.31	$0.25	$0.84	$0.35

Weighted average shares outstanding	29,072	28,062	28,633	28,421

aaiPharma Inc.
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$11,110	$6,532
Accounts receivable, net	37,122	29,467
Work-in-progress	15,520	10,515
Inventories	11,858	17,004
Prepaid and other current assets	9,723	7,633

Total current assets	85,333	71,151
Property and equipment, net	57,267	53,125
Goodwill, net	211,904	210,792
Intangibles, net	89,221	89,078
Other assets	15,326	16,179

Total assets	$459,051	$440,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$6,567	$5,921
Accounts payable	16,912	17,671
Customer advances	19,487	15,051
Accrued wages and benefits	8,416	6,718
Interest payable	9,798	5,232
Other accrued liabilities	9,839	5,201

Total current liabilities	71,019	55,794
Long-term debt, less current portion	243,092	277,899
Other liabilities	16,618	7,182
Stockholders’ equity:
Common stock	28	27
Paid-in capital	81,867	79,049
Retained earnings	44,664	20,592
Accumulated other comprehensive income (loss)	1,763	(218)

Total stockholders’ equity	128,322	99,450

Total liabilities and stockholders’ equity	$459,051	$440,325

aaiPharma Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,

	2003	2002

Cash flows from operating activities:
Net Income	$24,072	$9,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,038	6,965
Write-off of deferred financing and other costs	—	5,339
Other	138	476
Changes in operating assets and liabilities:
Accounts receivable, net	(7,378)	(6,958)
Work-in-progress	(4,520)	156
Inventories	5,220	(4,610)
Prepaid and other assets	(3,077)	(11,922)
Accounts payable	(952)	(667)
Customer advances	4,158	1,646
Interest payable	4,566	10,766
Accrued wages and benefits and other accrued liabilities	10,074	8,444

Net cash provided by operating activities	40,339	19,593

Cash flows from investing activities:
Purchases of property and equipment	(9,867)	(6,659)
Purchase of property and equipment previously leased	—	(14,145)
Proceeds from sales of property and equipment	508	13
Acquisitions	(2,450)	(211,997)
Other	(334)	(529)

Net cash used in investing activities	(12,143)	(233,317)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	244,450
Payments on long-term borrowings	(29,500)	(39,400)
Proceeds from interest rate swap, net	2,191	10,848
Issuance of common stock	2,819	3,193
Other	805	(2,839)

Net cash (used in) provided by financing activities	(23,685)	216,252

Net increase in cash and cash equivalents	4,511	2,528
Effect of exchange rate changes on cash	67	95
Cash and cash equivalents, beginning of period	6,532	6,371

Cash and cash equivalents, end of period	$11,110	$8,994